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For Immediate Release
Contact:   Scott Bennett
           (407) 351-0011


                   Airship International Ltd. Announces Share
                   Issuance and Conversion of Preferred Stock

         Orlando, FL, August 21, 1998 -- Airship International Ltd. announced today that on July 29, 1998 it issued 1,000,000 shares of common stock to Trans Continental Airlines, Inc. ("Trans Con") in exchange for a $150,000 line of credit. As of August 21, 1998, Trans Con beneficially owns 8.5% of the Company's outstanding common stock. Louis J. Pearlman, the Company's President, Chairman of the Board and Principal Financial and Operating Officer is also a 21% shareholder and President, COO and a director of Trans Con.

         On June 10, 1998 a majority of the holders of the Company's common and preferred stock, voting together, and a majority of the holders of the preferred stock, voting separately as a class, approved the conversion of each share of preferred stock into three shares of common stock. In connection with such vote, the shareholders waived their rights to the accrued but undeclared dividends and the authorized but unissued shares of preferred stock were removed as authorized stock. Also in connection with such vote, Mr. Pearlman, Trans Con, and Trans Continental Leasing, Inc. (a wholly-owned subsidiary of Trans Con) agreed to waive their rights to an aggregate of approximately $11,618,000 owed to them by the Company. The Company and the parties are in the process of finalizing the extinguishment of this debt.

         The Company recently reported net income of $5,652,000 for the three months ended June 30, 1998, primarily due to the waiver of accrued stock dividends in the amount of $6,508,000. During the same period last year the Company incurred a loss of $843,000.